Exhibit 99.2

Faraday Future Advances Its “Built in USA” Strategy, Participates in the FCC’s Public-Comment Process, and Signs a U.S. Compliance and Localization Advisory Agreement with AIBOT

•	Under the agreement, AIBOT will advise FF AI-Robotics on FCC, ICTS and NDAA compliance, as well as U.S. localization, provide critical compliance support for achieving the Company’s “Built in USA” objectives.

•	FF believes the FCC’s new robotics policies strengthen its competitive position and is actively participating in the FCC’s public-comment process.

•	FF is advancing its “Built in USA” strategy and targets February 2027 for its first new EAI Device to roll off the production line.

Los Angeles, CA (September 2, 2026) -- Faraday Future Intelligent Electric Inc. (NASDAQ: FFAI) (“Faraday Future,” “FF” or the “Company”), a California-based global Embodied AI (EAI) ecosystem company, today announced FF AI-Robotics has entered into a consulting services agreement with AIBOT, under which AIBOT will provide advisory services on FCC, ICTS and NDAA compliance, as well as U.S. localization. The engagement is expected to support the Company in bringing compliant products to the U.S. market, advancing supply-chain localization and scaled commercial deployment, and achieving its “Built in USA” objectives.

AIBOT is a California-based advanced air mobility company developing eVTOL aircraft and proprietary autonomous flight-control software. Its eVTOL platform has completed more than 200 flights and 150 hours of testing, and the company has established strategic partnerships with industry leaders including Honeywell.

FF believes the FCC’s new policies on robotics strengthen its competitive position by increasing demand for compliant, deliverable products and accelerating U.S. localization. FF is well positioned to benefit through its “Full-Form-Factor FF EAI Robotics World” and “Four-Core Full-Stack AI” ecosystem strategy.

FF’s position is further supported by seven strategic advantages: six product series under its “One Brain, Multiple Forms” strategy; an ecosystem integrating the EAI Brain, EAI Devices, Industry Productivity Solutions and Developer Platform, and EAI Data Factory; a “5+1” sales and user co-creation system; U.S.-based compliance capabilities; a data-driven evolutionary flywheel; an asset-light operating model; and its Nasdaq-listed platform.

FF is actively participating in the FCC’s request-for-comment process and plans to provide industry perspectives and recommendations as a U.S.-based EAI robotics company.

FF is accelerating its “Built in USA” program and targets February 2027 for its first new EAI Device to roll off the production line. Before then, the Company plans to introduce new products through any applicable conditional approval pathway, subject to regulatory requirements.

FF thanks AIBOT for its support as the Company advances its EAI robotics business within the FCC compliance framework.

ABOUT FARADAY FUTURE

Founded in 2014, Faraday Future (FF) is a U.S.-based Physical AI ecosystem company dedicated to reshaping the future of robotics and mobility solutions through AI innovation and technologies. FF focuses on two major product strategies within the Embodied AI (EAI) robotics business: EAI humanoid and bionic robots, and EAI automotive-focused robots. By building a “Four-Core Full-Stack AI” ecosystem of EAI Brain, Device, Industry Productivity Solutions and Developer Platform, and Data Factory, FF aims to create an evolutionary flywheel: scaled device delivery, data collection and training, continuous evolution of the EAI Brain, stronger product capability, and even larger-scale delivery and deployment. Through this flywheel, FF seeks to maximize its commercial value and lead to the advancement of Physical AI. For more information, please visit Faraday Future’s official website: https://www.ff.com/

FORWARD-LOOKING STATEMENTS

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expects,” “believes,” “plans,” “targets,” “intends,” “may,” “will,” “could,” “should,” “future” and variations of these words or similar expressions are intended to identify forward-looking statements.

These forward-looking statements include statements regarding the anticipated impact of the FCC’s policies; FF’s ability to benefit from increased demand for compliant EAI robotics products; FF’s participation in the FCC’s public-comment process; the execution of the Company’s “Built in USA” strategy; the target for FF’s first new EAI Device to roll off the production line in February 2027; the availability of any conditional approval pathway; and the anticipated benefits of AIBOT’s support. These statements are not guarantees of future performance, conditions or results and involve known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements.

Important factors that may affect actual results or outcomes include, among others: the Company’s ability to continue as a going concern and improve its liquidity and financial position; the availability of sufficient capital to execute its strategy; demand for the Company’s robotics products; competition in the robotics industry; the Company’s ability to expand into additional markets; its reliance on robotics OEMs and suppliers; changes in U.S. laws, regulations and policies affecting robotics products; the Company’s ability to obtain required regulatory approvals and comply with applicable U.S. requirements; tariff and supply-chain uncertainty; the Company’s ability to develop U.S.-based production and supply-chain capabilities; its ability to execute its product development and commercialization plans on schedule; and the other risks and uncertainties described in the “Risk Factors” sections of the Company’s Form 10-Q for the quarters ended June 30, 2026 and March 31, 2026, its Form 10-K filed with the SEC on March 31, 2026, and other documents filed by the Company with the SEC from time to time.

The forward-looking statements contained in this press release speak only as of its date, and the Company undertakes no obligation to publicly update or revise any forward-looking statement, except as required by law.

CONTACTS

Investors (English): ir@ff.com

Investors (Chinese): cn-ir@faradayfuture.com

Media: john.schilling@ff.com